SECOND QUARTER REPORT − 2013 Dear Fellow Shareholders: We believe an organization’s value is dependent upon its ability and willingness to take action to reshape its future. In the face of challenging economic and regulatory environments, as well as changing customer behaviors, we capitalized on opportunities to further strengthen our franchise for long-term sustainable growth. Last quarter, we announced the closure of the Phillips and Stratton branches. This was an indication of our commitment to strengthen our franchise for its long-term success. It was in that same spirit that we entertained an offer to sell all five of our Franklin County, Maine, branches. On May 29, 2013, we announced the sale of the Farmington, Kingfield, Phillips, Rangeley, and Stratton branches, and that they would remain open under the ownership of a local bank. This allows us to focus our resources on markets that fit our overall strategic objectives, while the customers and communities in Franklin County continue to have access to a local bank. Equally important as strategically positioning Camden National Corporation for future success is the daily work of banking that is the core focus of our organization and its employees. During the second quarter of 2013 we recorded net income of $6.3 million, down slightly from $6.4 million recorded during the same period a year ago, and year-to-date earnings totaled $12.0 million, representing an 8% decline compared to the first six months of 2012. Our year-to-date performance reflects the ‘‘ramping up’’ of the 14 branches we acquired in October 2012. We are pleased with the progress and contribution the locations are making to our organization. We recognized that this investment would impact our financial results in the short-term with higher operating expenses, which increased 20% to $32.1 million for the first half of 2013 compared to a year ago. The benefits include approximately 30,000 new customers in important Maine markets as well as revenue growth opportunities. Net interest income increased 5% to $38.4 million for the first six months of 2013 compared to the same period in 2012. This revenue growth is a combination of lower funding costs resulting from the $287.7 million of acquired core deposits and year-to-date loan growth of $38.7 million, or annualized growth of 5%. Non-interest income of $12.7 million was 16% higher than the six month period in 2012, driven by higher service charges primarily from acquired accounts. Asset quality continued to improve during 2013, with a reduction in non-performing assets as a percent of total loans to 1.63%, which compares favorably to 1.83% recorded a year ago. Net charge-offs to total loans of 0.14% is favorable to 0.21% recorded a year ago and compares favorably to our peers. This improvement reflects the stabilization of our economy, and the hard work of our employees who ensure that we properly underwrite loans and are repaid by borrowers. During the second quarter, we announced a dividend of $0.27 per share, which results in a dividend yield of 3.04%. As validation of our commitment to the values of Camden National, including a strong corporate governance process, our organization was recognized for the second year in a row as one of ‘‘America’s Most Trustworthy Corporations’’ by Forbes magazine. Camden National Corporation was one of only 27 corporations to be named to the list two years in a row. Your support of Camden National Corporation is appreciated. Sincerely, Gregory A. Dufour President and Chief Executive Officer CamdenNational.com | 800-860-8821

Camden National Corporation

FINANCIAL HIGHLIGHTS (unaudited)

(Dollars in thousands, except per share data)	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
Earnings and Dividends				
Net interest income	$ 19,250	$ 18,366	$ 38,418	$ 36,737
Provision for credit losses	695	835	1,369	1,840
Non-interest income	6,376	5,754	12,712	10,982
Non-interest expense	15,648	13,979	32,148	26,898
Income before taxes	9,283	9,306	17,613	18,981
Income taxes	2,952	2,894	5,620	5,986
Net income	$ 6,331	$ 6,412	$ 11,993	$ 12,995
Diluted earnings per share	$ 0.82	$ 0.83	$ 1.56	$ 1.69
Cash dividends declared per share	0.27	0.25	0.54	0.50
Performance Ratios				
Return on average equity	10.71%	11.48%	10.26%	11.74%
Return on average assets	0.98%	1.10%	0.94%	1.12%
Net interest margin	3.23%	3.40%	3.25%	3.44%
Efficiency ratio	60.30%	56.10%	62.08%	55.26%
Balance Sheet (end of period)				
Investments			$ 809,093	$ 698,296
Loans and loans held for sale			1,605,385	1,536,464
Allowance for loan losses			23,321	23,262
Total assets			2,601,778	2,403,857
Deposits			1,894,087	1,601,861
Borrowings			448,335	527,813
Shareholders' equity			229,620	226,088
Book Value per Share and Capital Ratios				
Book value per share			$ 30.05	$ 29.67
Tangible book value per share			23.15	23.82
Tier 1 leverage capital ratio			9.05%	9.64%
Total risk-based capital ratio			15.82%	16.22%
Asset Quality				
Allowance for credit losses to total loans			1.45%	1.52%
Net charge-offs to average loans (annualized)			0.14%	0.21%
Non-performing loans to total loans			1.63%	1.83%
Non-performing assets to total assets			1.09%	1.24%


QUARTERLY NET INCOME
$7,500
$6,000
$4,500
$3,000
$1,500
$-
1st Q 2012
2nd Q 2012
3rd Q 2012
4th Q 2012
1st Q 2013
2nd Q 2013


RETURN ON AVERAGE EQUITY
15.00%
10.00%
5.00%
0.00%
2009
2010
2011
2012
6/30/13 Annualized
Peer Group

Peer group based on Bank Holding Company Performance Report as of March 31, 2013 comprised of 351 Bank Holding Companies with consolidated assets between $1 and $3 billion.

A complete set of financial statements for Camden National Corporation may be obtained upon written request to Camden National Corporation, P.O. Box 310, Camden, Maine 04843.

CamdenNational.com | 800-860-8821